As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-277357

Registration No. 333-270045

Registration No. 333-263040

Registration No. 333-253623

Registration No. 333-237448

Registration No. 333-230113

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-277357)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-270045)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-263040)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-253623)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-237448)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-230113)

UNDER

THE SECURITIES ACT OF 1933

SHOCKWAVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0494101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5403 Betsy Ross Drive

Santa Clara, California 95054

(Address of Principal Executive Offices, Including Zip Code)

ShockWave Medical, Inc. 2019 Equity Incentive Plan

ShockWave Medical, Inc. Employee Stock Purchase Plan

ShockWave Medical, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Trinh Phung

Chief Financial Officer

Shockwave Medical, Inc.

5403 Betsy Ross Drive

Santa Clara, California 95054

(Name and address of agent for service)

Telephone: (510) 279-4262

(Telephone number, including area code, of Agent for Service)

Copy to:

Sanjay Murti

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

(212) 277-4016

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Shockwave Medical, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No.  333-230113), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on March 7, 2019, registering (i) 2,000,430 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), reserved for future issuance under the ShockWave Medical, Inc. 2019 Equity Incentive Plan (the “2019 Plan”); (ii) 300,650 shares of Common Stock reserved for future issuance under the ShockWave Medical, Inc. Employee Stock Purchase Plan (the “ESPP”); and (iii) 3,660,597 shares of Common Stock reserved for future issuance under the ShockWave Medical, Inc. 2009 Equity Incentive Plan.

•

Registration Statement on Form S-8 (File No.  333-237448), originally filed with the SEC on March 27, 2020 by the Company, registering (i) an additional 943,404 shares of Common Stock available for future issuance under the 2019 Plan and (ii) an additional 314,468 shares of Common Stock available for future issuance under the ESPP.

•

Registration Statement on Form S-8 (File No.  333-253623), originally filed with the SEC on February 26, 2021 by the Company, registering (i) an additional 1,082,835 shares of Common Stock available for future issuance under the 2019 Plan and (ii) an additional 346,843 shares of Common Stock available for future issuance under the ESPP.

•

Registration Statement on Form S-8 (File No.  333-263040), originally filed with the SEC on February 25, 2022 by the Company, registering (i) an additional 1,063,334 shares of Common Stock available for future issuance under the 2019 Plan and (ii) an additional 354,444 shares of Common Stock available for future issuance under the ESPP.

•

Registration Statement on Form S-8 (File No.  333-270045), originally filed with the SEC on February 27, 2023 by the Company, registering (i) an additional 1,087,066 shares of Common Stock available for future issuance under the 2019 Plan and (ii) an additional 362,355 shares of Common Stock available for future issuance under the ESPP.

•

Registration Statement on Form S-8 (File No.  333-277357), originally filed with the SEC on February 26, 2024 by the Company, registering (i) an additional 1,109,721 shares of Common Stock available for future issuance under the 2019 Plan and (ii) an additional 369,907 shares of Common Stock available for future issuance under the ESPP.

These Post-Effective Amendments are being filed in connection with the closing on May 31, 2024 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 4, 2024 (the “Merger Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Sweep Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On May 31, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on May 31, 2024.

SHOCKWAVE MEDICAL, INC.

By:	/s/ Trinh Phung
Name:	Trinh Phung
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.